Exhibit 99.1

Intercept Pharmaceuticals Reports Third Quarter 2013 Financial Results

NEW YORK, November 14, 2013 (PR Newswire) — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver diseases such as primary biliary cirrhosis, today reported financial results for the three and nine months ended September 30, 2013 and announced presentations at upcoming investor conferences.

Third Quarter 2013 Financial Results

Results of Operations

Nine Months Ended September 30, 2013

For the nine months ended September 30, 2013, Intercept reported a net loss of $55.4 million, or $3.15 per share, compared to a net loss of $15.5 million, or $4.64 per share, for the nine months ended September 30, 2012. The $39.9 million increase in net loss was primarily due to the increase in the non-cash charges related to the periodic revaluation of warrant liability of $29.6 million, which was primarily caused by the increase in the market price of Intercept’s common stock, and an increase in non-cash stock-based compensation of $5.2 million.

Licensing revenue decreased by $825,000 to $1.2 million for the nine months ended September 30, 2013, compared to $2.0 million for the corresponding period of the prior year, because the up-front payment related to the Servier collaboration was fully amortized as of the third quarter of 2012, and therefore no amortized revenue related to this upfront payment was recognized in 2013.

Research and development expenses increased to $18.4 million for the nine months ended September 30, 2013 from $11.4 million for the corresponding period of the prior year, primarily as a result of increased activities in Intercept’s development program for its product candidate, obeticholic acid (OCA). The increase in R&D expense compared to the corresponding period of the prior year includes an increase of $2.9 million in non-cash stock-based compensation; increased direct development expenses of $4.6 million arising from increased activities in Intercept’s development program for OCA, partially offset by decreased expenses of $2.2 million payable to the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) relating to contractual milestone payments in 2012 for the FLINT study; and increased compensation and benefit expense of $1.0 million primarily due to an increase in personnel on Intercept’s development team to manage its development program for OCA.

General and administrative expenses increased to $8.4 million for the nine months ended September 30, 2013 from $3.0 million for the corresponding period of the prior year, primarily as a result of an increase of $2.4 million in non-cash stock-based compensation; approximately $1.7 million of costs associated with operating as a public company, including expenses due to additional personnel; and $1.0 million in expenses arising from certain pre-commercial activities related to market research.

Non-operating expenses increased by $29.3 million in the nine months ended September 30, 2013 as compared to the corresponding period of the prior year, primarily due to an increase of $29.6 million in the non-cash charge related to the periodic revaluation of warrant liability, which was primarily attributable to the increased market price of Intercept’s common stock in 2013. In connection with equity financings prior to its IPO, Intercept issued warrants that are classified as liabilities and are adjusted to fair value on a quarterly basis with the change in fair value being included in net loss. The amount included in net loss is a non-cash item as Intercept is not required to expend any cash to settle the warrant liability. The warrant liability is primarily affected by changes in Intercept's stock price during each financial reporting period, which causes the warrant liability to fluctuate as the market price of Intercept's stock fluctuates.

Quarter Ended September 30, 2013

Net loss attributable to common stockholders for the third quarter ended September 30, 2013 was $31.7 million, or $1.65 per share, compared to a net loss of $6.2 million, or $1.86 per share, for the same period in 2012. The $25.5 million increase in net loss is primarily due to the increase of $19.3 million in the non-cash charge related to the periodic revaluation of warrant liability, primarily caused by the increase in the market price of Intercept’s common stock, and increased non-cash stock compensation expense of $2.5 million.

Cash Position

As of September 30, 2013, Intercept’s cash, cash equivalents and investment securities available for sale totaled approximately $156.8 million, compared to $110.2 million at December 31, 2012. In June 2013, Intercept sold 1,989,500 shares of common stock at $33.01 per share in a public offering for net proceeds of $61.2 million, after deducting underwriting discounts and offering expenses. Based upon currently expected level of operating expenditures, Intercept believes that it will be able to fund its operations through early 2016. This estimate reflects the ongoing POISE trial and long-term safety extension of the POISE trial; nonclinical studies and clinical trials and consulting expenditures to support Intercept’s planned regulatory submissions for OCA in PBC; anticipated pre-commercial launch preparation activities for OCA in PBC; and IND-enabling studies of INT-767.

Subsequent Events: Strategic Collaboration Renewal

Effective October 1, 2013, Intercept extended the term of its research program with Servier relating to the discovery of novel TGR5 agonists until September 30, 2015. The research program was extended on the same financial terms that were previously in effect. Concurrently, Intercept also entered into amendments to its consulting agreement with Professor Roberto Pellicciari and its research agreement with TES Pharma Srl.

Upcoming Investor Conferences

Intercept’s Chief Executive Officer, Mark Pruzanski, M.D., will present at the following upcoming investor conferences:

•	Jefferies 2013 London Healthcare Conference on November 21, 2013 at 8:40 a.m. GMT
•	2013 Deutsche Bank BioFEST on Tuesday, December 3, 2013 at 11:20 a.m. Eastern Time
•	Oppenheimer 24th Annual Healthcare Conference on December 10, 2013 at 3:20 p.m. Eastern Time

Additional information on these investor conferences is available under the “Investors” section of Intercept’s website at www.interceptpharma.com.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is initially being developed for the second line treatment of primary biliary cirrhosis (PBC) in patients with an inadequate response to, or who are unable to tolerate, ursodiol, the only approved therapy for this indication. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding anticipated trends relating to our financial position and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of Intercept’s development activities, preclinical studies and clinical trials; the timing of and Intercept’s ability to obtain and maintain regulatory approval of OCA and any other product candidates it may develop, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; Intercept’s plans to research, develop and commercialize future product candidates; the election by Intercept’s collaborators to pursue research, development and commercialization activities; Intercept’s ability to attract collaborators with development, regulatory and commercialization expertise; Intercept’s ability to obtain and maintain intellectual property protection for its product candidates; Intercept’s ability to successfully commercialize its product candidates; the size and growth of the markets for Intercept’s product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; Intercept’s ability to obtain additional financing; Intercept’s use of the proceeds from its initial public offering in October 2012 and follow-on offering in June 2013; the accuracy of Intercept’s estimates regarding expenses, future revenues, capital requirements and the need for additional financing; the loss of key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in Intercept's annual report on Form 10-K for the year ended December 31, 2013 filed on April 1, 2013 as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

SOURCE Intercept Pharmaceuticals

Intercept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013

Licensing revenue	$523	$405	$2,041	$1,216

Costs and expenses:
Research and development	3,318	8,393	11,396	18,358
General and administrative	991	3,115	2,994	8,402
Total operating expenses	4,309	11,508	14,390	26,761

Other income (expense)
Revaluation of warrants	(1,418)	(20,756)	(438)	(30,011)
Other income (expense), net	17	121	(165)	131
Net loss	$(5,187)	$(31,737)	$(12,953)	$(55,424)

Dividends on preferred stock, not declared	(1,000)	-	(2,500)	-

Net loss attributable to common stockholders	$(6,187)	$(31,737)	$(15,453)	$(55,424)
Net loss per common share, basic and diluted:	$(1.86)	$(1.65)	$(4.64)	$(3.15)
Weighted average number of shares of common stock outstanding, basic and diluted:	3,329,266	19,198,923	3,329,266	17,585,531

Condensed Consolidated Balance Sheet Information

(In thousands)

	December 31,	September 30,
	2012	2013
	(audited)	(unaudited)

Cash, cash equivalents and investment securities	$110,194	$156,753
Total assets	112,179	158,891
Working capital	98,814	150,843
Deferred revenue, total	12,162	10,946
Warrant liability, total	30,359	51,903
Total liabilities	46,267	67,929
Stockholders' equity	65,912	90,962